Exhibit 2.1

                                                                 EXECUTION COPY

                               TRANSFER AGREEMENT

            THIS TRANSFER AGREEMENT ("Agreement"), dated as of December 23, 2002, by and among Playboy Enterprises, Inc., a Delaware corporation ("PEI"), Playboy Entertainment Group, Inc., a Delaware corporation ("PEGI"), Playboy Enterprises International, Inc., a Delaware corporation ("PEII"), Claxson Interactive Group Inc., a British Virgin Islands corporation ("Claxson"), Carlyle Investments LLC, a Delaware limited liability company ("Carlyle") (in its own right and as a successor in interest to Victoria Springs Investments Ltd., a British Virgin Islands corporation ("VSI")), Carlton Investments LLC, a Delaware limited liability company ("Carlton", and together with Carlyle, "Carlton and Carlyle") (in its own right and as a successor in interest to
VSI), Lifford International Co. Ltd. (BVI), a British Virgin Islands corporation ("Lifford"), and Playboy TV International, LLC, a Delaware limited liability company ("PTVI"). Terms used but not defined herein shall have the meaning set forth in Section 10.

            WHEREAS, concurrently with the execution of this Agreement, the parties hereto are closing the restructuring (the "Restructuring") of the joint venture relationships among PEI and its Affiliates, on the one hand, and Claxson and its Affiliates, on the other hand;

            WHEREAS, Carlton and Carlyle are presently the beneficial owners of an 80.1% membership interest (the "PTVI Interest") in PTVI;

            WHEREAS, Lifford is presently the record and beneficial owner of 728,112 shares of Series A Preferred Stock (the "Playboy.com Interest") of Playboy.com, Inc., a Delaware corporation ("Playboy.com");

            WHEREAS, pursuant to the terms of the PTVI Operating Agreement, Carlton and Carlyle are presently obligated to make additional mandatory capital contributions to PTVI up to the maximum amount specified in the PTVI Operating Agreement (the "Carlton and Carlyle Capital Contribution") which amounts will be used, among other things, to cover operating losses and to enable PTVI to satisfy the PTVI Payment Obligation;

            WHEREAS, Lifford desires to assign, transfer and convey the Playboy.com Interest to PEI, and PEI has agreed to accept such assignment, transfer and conveyance;

            WHEREAS, Carlton and Carlyle desire not to make the Carlton and Carlyle Capital Contribution and, instead, desire to surrender the PTVI Interest to PTVI, and PEGI has agreed to accept Carlton and Carlyle's surrender of the PTVI Interest to PTVI in lieu of pursuing any other course of action available to it under the PTVI Operating Agreement, the PTVI Program Supply Agreement, the PTVI Trademark License Agreement, the Carlyle Guaranty or the Carlton Guaranty;

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            WHEREAS, the parties hereto desire to effect the transactions contemplated hereby upon the terms set forth herein;

            NOW THEREFORE, in consideration of the premises, the mutual promises of the parties hereto and the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PEI, PEII, PEGI, Claxson, Carlyle, Carlton, Lifford and PTVI, for their respective successors and permitted assigns, hereby agree as follows:

            Section 1. PEI's Representations and Warranties.

            PEI, PEII and PEGI, jointly and severally, represent and warrant to Claxson, Carlyle, Carlton and Lifford as follows:

               (a) Authority. Each of PEI, PEII and PEGI has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and each other Restructuring Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each other Restructuring Agreement. No vote of any class or series of stock issued by PEI, PEII or PEGI or any other corporate action on the part of PEI, PEII or PEGI is necessary to approve the Restructuring or any of the Restructuring Agreements.

               (b) Enforceability. This Agreement and each of the Restructuring Agreements (as applicable) has each been duly executed and delivered by each of PEI, PEII and PEGI, and, assuming due and legal, valid authorization, execution and delivery hereof and thereof by Claxson, Carlyle, Carlton, Lifford and PTVI and the other parties thereto (other than PEI, PEII, PEGI and any Affiliates of PEI, PEII or PEGI), constitutes a legal, valid and binding obligation of each of PEI, PEII and PEGI, enforceable against each of PEI, PEII and PEGI in accordance with its terms.

               (c) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement or any other Restructuring Agreement by PEI, PEII and PEGI, the consummation by PEI, PEII and PEGI of the Restructuring or compliance by PEI, PEII and PEGI with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of PEI or its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to Contracts to which PEI or any of its Subsidiaries or Affiliates is a party or is bound or subject), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which PEI or any of


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its Subsidiaries or Affiliates is a party or is bound or subject, or
(iv) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to PEI or its Subsidiaries or Affiliates or any of their respective properties or assets.

            Section 2. Claxson's Representations and Warranties.

            Claxson, Carlyle, Carlton and Lifford, jointly and severally, represent and warrant to PEI, PEII and PEGI as follows:

               (a) Authority. Each of Claxson, Carlyle, Carlton and Lifford has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and each other Restructuring Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each other Restructuring Agreement to which it is a party. No vote of any class or series of stock issued by Claxson, Carlyle, Carlton and Lifford or any of their Subsidiaries (excluding PTVI and PTVLA) or any other corporate action on the part of Claxson, Carlyle, Carlton and Lifford or any of their Subsidiaries (excluding PTVI and PTVLA) is necessary to approve the Restructuring or any of the Restructuring Agreements.

               (b) Enforceability. This Agreement and each of the Restructuring Agreements (as applicable) has each been duly executed and delivered by each of Claxson, Carlyle, Carlton and Lifford, and, assuming due and legal, valid authorization, execution and delivery hereof and thereof by PEI, PEII and PEGI and the other parties thereto (other than Claxson, Carlyle, Carlton and Lifford and any of their respective Affiliates), constitutes a legal, valid and binding obligation of Claxson, Carlyle, Carlton and Lifford, enforceable against each of Claxson, Carlyle, Carlton and Lifford in accordance with its terms.

               (c) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement or any other Restructuring Agreement by Claxson and its Subsidiaries and Affiliates (excluding PTVI and PTVLA), the consummation by Claxson and its Subsidiaries and Affiliates (excluding PTVI and PTVLA) of the Restructuring or compliance by Claxson and its Subsidiaries and Affiliates (excluding PTVI and PTVLA) with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of Claxson or its Subsidiaries (excluding PTVI and PTVLA), (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to Contracts to which Claxson or any of its Subsidiaries or Affiliates (excluding PTVI and PTVLA) is a party or is bound or subject), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any


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right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Claxson or its Subsidiaries or Affiliates (excluding PTVI and PTVLA) is a party or is bound or subject, or (iv) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to Claxson or its Subsidiaries or Affiliates (excluding PTVI and PTVLA) or any of their respective properties or assets.

               (d) Representation of Ownership. Carlton and Carlyle are the sole record and beneficial owners of the PTVI Interest free and clear of any and all liens, charges, security interests, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (collectively, "Encumbrances"), other than Encumbrances imposed by the PTVI Operating Agreement and restrictions on transfer imposed by applicable federal and state securities laws. Lifford is the sole record and beneficial owner of the Playboy.com Interest free and clear of any and all Encumbrances, other than Encumbrances imposed by the Investors' Rights Agreement, dated as of August 13, 2001 (the "Investors' Rights Agreement"), by and between Playboy.com and the Investors (as defined therein), the Right of First Refusal and Co-Sale Agreement (the "Co-Sale Agreement"), dated as of August 13, 2001, by and among Playboy.com, PEI and the Stockholders (as defined therein) and restrictions on transfer imposed by applicable federal and state securities laws. Upon consummation of the transactions contemplated by this Agreement, PTVI will acquire the PTVI Interest free and clear of all Encumbrances other than Encumbrances imposed by the PTVI Operating Agreement and restrictions on transfer imposed by applicable federal and state securities laws, and neither Claxson nor any of its Subsidiaries or Affiliates will own any Equity Interest or have any other rights in PTVI. Upon consummation of the transactions contemplated by this Agreement, PEI will acquire the Playboy.com Interest free and clear of all Encumbrances other than Encumbrances imposed by the Investors' Rights Agreement, the Co-Sale Agreement and restrictions on transfer imposed by applicable federal and state securities laws, and neither Claxson nor any of its Subsidiaries or Affiliates will own any Equity Interest or have any other rights in Playboy.com. No person has any rights as a successor or assignee under any of the agreements entered into by Lifford in connection with the issuance by Playboy.com of 782,112 shares of its Series A Preferred Stock to Lifford on August 13, 2001 (including, without limitation, the Investors' Rights Agreement and the Co-Sale Agreement).

               (e) No Undisclosed Liabilities. Except as reflected or reserved against in the March Balance Sheet, there are no Liabilities, other than Liabilities which, individually or in the aggregate, are not material to the business or condition of PTVI and its Subsidiaries, arising out of, relating to or resulting from the ownership or operations of the business, properties and assets of PTVI and its Subsidiaries on or prior to March 31, 2002. To the knowledge of Claxson and its Subsidiaries after due inquiry, except as reflected or reserved against in the September Balance Sheet, there are no Liabilities, other than Liabilities which, individually or in the aggregate, are not material to the business or condition of PTVI and its Subsidiaries, arising out of, relating to or resulting from the ownership or operations of the business, properties and assets of PTVI and its Subsidiaries from April 1, 2002 to the date of this Agreement. Notwithstanding the


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foregoing, no representations or warranties are made with respect to
Liabilities (x) owed to PEI or its Subsidiaries or Affiliates pursuant to any contract or agreement or (y) related to or arising out of the ownership or operations of the business, properties or assets of Playboy TV UK Limited, Playboy TV/UK Benelux Ltd. or The Playboy Channel Japan, Inc.

               (f) Affiliated Transactions. Schedule 2(f) contains a complete and accurate listing of any current officer, director, key employee or Affiliate of Claxson or any of its Subsidiaries or the Cisneros Group who is, directly or indirectly, a party to any Contract or transaction (other than with respect to compensation or travel expense account reimbursement in the ordinary course of business consistent with past practice) with, or has any loan obligation to or from, PTVI or any of its Subsidiaries (or for which any of them is or may be liable under any guarantee or otherwise) or has any interest in any property used by PTVI or any of its Subsidiaries. Schedule 2(f) sets forth a brief description of each such transaction, including, without limitation, any Contract providing for the furnishing of services (other than employment contracts), or the rental of real or personal property from, or otherwise requiring payments to, any such Person.

            Section 3. Transfer.

            In consideration of the closing of the Restructuring and the transactions pursuant to the terms hereof and the other Restructuring Agreements, (a) Carlton and Carlyle hereby assign, transfer and convey to PTVI all of their right, title and interest in the PTVI Interest, free and clear of all Encumbrances other than Encumbrances imposed by the PTVI Operating Agreement and restrictions on transfer imposed by applicable federal and state securities laws, and (b) Lifford hereby assigns, transfers and conveys all of Lifford's right, title and interest in the Playboy.com Interest to PEI, free and clear of all Encumbrances other than Encumbrances imposed by the Investors' Rights Agreement or the Co-Sale Agreement and restrictions on transfer imposed by applicable federal and state securities laws. The conveyance of the PTVI Interest to PTVI pursuant to the terms hereof shall be deemed effective as of April 1, 2002 upon the execution and delivery by each of Carlton and Carlyle to PTVI of the Certificate attached as Exhibit A hereto. The conveyance of the Playboy.com Interest to PEI pursuant to the terms hereof will be effective upon the delivery by Lifford to PEI of certificates representing the Playboy.com Interest, accompanied by irrevocable stock powers duly endorsed in blank in the form attached as Exhibit B hereto.

            Section 4. Affiliated Transactions.

            Except as set forth on Schedule 4, Claxson shall cause all Contracts and transactions (including loan obligations) between PTVI and any of its Subsidiaries (or for which any of them is or may be liable under any contract or otherwise) and any current officer, director, key employee or Affiliate of Claxson or any of its Subsidiaries (excluding PTVI and its Subsidiaries) or the Cisneros Group, including, without limitation, those Contracts and transactions set forth on Schedule 2(f) hereto, to be terminated effective as of April 1, 2002, and shall deliver to PEI evidence of such terminations that is reasonably acceptable to PEI.


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            Section 5. Indemnification and Mutual Releases.

                    (a) (i) Claxson, Carlyle, Carlton and Lifford agree to indemnify and hold PEI and its Subsidiaries and their respective stockholders, members, directors, officers, employees, attorneys, agents and Affiliates (collectively, the "PEI Indemnified Parties") harmless from and against the aggregate of all Losses incurred or suffered by the PEI Indemnified Parties arising out of, relating to, or resulting from
     (i) any breach of a representation or warranty (other than the representations and warranties set forth in Section 2(e)) made by Claxson, Carlyle, Carlton or Lifford in or pursuant to this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein), (ii) any breach of the covenants or agreements made by Claxson, Carlyle, Carlton or Lifford in or pursuant to this Agreement and (iii) any inaccuracy in any certificate, instrument or other document delivered by Claxson, Carlyle, Carlton or Lifford as required by this Agreement.

                    (ii) Claxson, Carlyle, Carlton and Lifford also agree to indemnify and hold the PEI Indemnified Parties harmless from and against the aggregate of 80.1% of all Losses incurred or suffered by the PEI Indemnified Parties related to, arising out of or resulting from any breach of the representations and warranties set forth in Section 2(e) hereof (determined in all cases as if the phrase "other than Liabilities which, individually or in the aggregate, are not material to the business or condition of PTVI and its Subsidiaries" were not included therein) (the "Indemnifiable Losses"), provided, however, that Claxson, Carlyle, Carlton and Lifford shall not be required to indemnify and hold the PEI Indemnified Parties harmless under this Section 5(a)(ii) until the Indemnifiable Losses singly or in the aggregate exceed $500,000, at which point Claxson, Carlyle, Carlton and Lifford shall be required to indemnify and hold the PEI Indemnified Parties harmless for all Indemnifiable Losses up to $10,000,000 (the "Cap"). Claxson shall satisfy its obligation to pay Indemnifiable Losses pursuant to this Section 5(a)(ii) by Transferring (as defined in the PTVLA Operating Agreement), or causing to be Transferred, to the applicable PEI Indemnified Parties, Membership Interests (as defined in the PTVLA Operating Agreement) in PTVLA equal to the Indemnifiable Losses divided by the Fair Market Value (as defined in the PTVLA Operating Agreement) of PTVLA at the time of the Transfer (determined in accordance with Exhibit C to the PTVLA Operating Agreement). Notwithstanding the foregoing sentence, if Claxson or its Affiliates Transfer any Membership Interests in PTVLA to a third party in accordance with the terms of the PTVLA Operating Agreement, the PEI Indemnified Parties shall have recourse to Claxson's and its Subsidiaries' remaining assets up to the Cap; provided, however, that the parties hereto expressly acknowledge that all indemnification obligations of Claxson, Carlyle, Carlton or Lifford under this Section 5(a)(ii), shall terminate pursuant to the terms of Section 7 herein.


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               (b) PEI, PEII and PEGI agree to indemnify and hold Claxson and its Subsidiaries and their respective stockholders, members, directors, officers, employees, attorneys, agents and Affiliates (collectively, the "Claxson Indemnified Parties") harmless from and against the aggregate of all Losses incurred or suffered by the Claxson Indemnified Parties arising out of, relating to, or resulting from (i) any breach of a representation or warranty made by PEI, PEII or PEGI in or pursuant to this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein),
(ii) any breach of the covenants or agreements made by PEI, PEII or PEGI in or pursuant to this Agreement, and (iii) any inaccuracy in any certificate, instrument or other document delivered by PEI, PEII or PEGI as required by this Agreement.

               (c) The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of any of PEI, PEII, PEGI, Claxson, Carlyle, Carlton or Lifford contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the closing of the Restructuring, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

               (d) (i) Claxson, on behalf of itself and the other Claxson Indemnified Parties (collectively, the "Claxson Releasing Parties"), for good and sufficient consideration, the receipt of which is acknowledged, releases absolutely and forever discharges the PEI Indemnified Parties (the "PEI Released Parties"), from any and all actual or possible claims, charges, damages, demands, debts, liabilities, losses, accounts, reckonings, obligations, suits, actions and causes of action of every kind and nature whatsoever, including, but not limited to, those arising under contract, statute or common law, whether or not known or suspected at this time, which the Claxson Releasing Parties have, or ever had, owned or held, or hereafter can, shall or may have against any or all of the PEI Released Parties, based upon, arising out of, related to, or by reason of any cause, occurrence, event, act, fact, circumstance, thing, statement or omission occurring before the date of this Agreement relating to, arising from or in connection with PTVI (collectively, "Claxson Claims"), other than Claxson Claims relating to, arising out of, or in connection with (i) the matters set forth in any Restructuring Agreement or (ii) the willful malfeasance or intentional misconduct of, or fraud by, any PEI Released Party.

                    (ii) PEI, on behalf of itself and the other PEI Indemnified Parties (collectively, the "PEI Releasing Parties"), for good and sufficient consideration, the receipt of which is acknowledged, releases absolutely and forever discharges the Claxson Indemnified Parties (the "Claxson Released Parties"), from any and all actual or possible claims, charges, damages, demands, debts, liabilities, losses, accounts, reckonings, obligations, suits, actions and causes of action of every kind and nature whatsoever, including, but not limited to, those arising under contract, statute or common law, whether or not known or suspected at


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     this time, which the PEI Releasing Parties have, or ever had, owned or held, or hereafter can, shall or may have against any or all of the Claxson Released Parties, based upon, arising out of, related to, or by reason of any cause, occurrence, event, act, fact, circumstance, thing, statement or omission occurring before the date of this Agreement relating to, arising from or in connection with PTVI (collectively, "PEI Claims"), other than PEI Claims relating to, arising out of or in connection with (i) the matters set forth in any Restructuring Agreement or (ii) the willful malfeasance or intentional misconduct of, or fraud by, any Claxson Released Party. Notwithstanding the generality of the foregoing, the PEI Releasing Parties hereby expressly release the Claxson Released Parties from any PEI Claims related to or arising from any Claxson Released Party's election not to attend any board meetings of PTVI.

            Section 6. Method of Asserting Claims.

            All claims for indemnification by any party under Section 5 will be asserted and resolved as follows:

               (a) In the case of any claim asserted by a third party (a
"Third Party Claim") against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice (a "Claim Notice") shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume, direct and control the defense of any claim or any litigation resulting therefrom, provided that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is irreparably and materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement. In the event that the Indemnified Party shall in good faith determine (x) that the conduct of the defense of any claim by the Indemnifying Party might be expected to (i) affect adversely the ability of an Indemnified Party to conduct its businesses, (ii) result in the finding or admission of any violation of applicable law by the Indemnified Party or (iii) result in the imposition of injunctive or other equitable relief against the Indemnified Party or (y) that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim, provided that


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if the Indemnified Party does so take over and assume control, the
Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld and unless prior thereto or in connection therewith the Indemnified Party unconditionally releases the Indemnifying Party. In the event that the Indemnified Party takes over and assumes control over the defense, settlement, negotiations or litigations relating to any such claim the Indemnifying Party shall pay reasonable fees and expenses of counsel for the Indemnified Party. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 6 and the records of each shall be available to the other with respect to such defense.

               (b) In the event any Indemnified Party should have a claim under Section 5 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of the indemnification claim specifying the nature of and basis for such indemnification claim (the "Indemnity Notice") with reasonable promptness to the Indemnifying Party. If an Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within forty-five (45) days following receipt of the Indemnity Notice whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 5 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will resolve such dispute in accordance with Section 8 herein.

            Section 7. Survival of Representations and Warranties, etc.

            The covenants and agreements of the parties contained in this Agreement and the representations and warranties contained in Sections 1(a), 1(b), 2(a), 2(b) and 2(d) will survive the consummation of the Restructuring without limitation; and all other representations and warranties of PEI, PEII, PEGI, Claxson, Carlyle, Carlton and Lifford contained in this Agreement will survive the consummation of the Restructuring until the date that is 45 days after the completion of the full audit of PTVI's consolidated financial statements for the fiscal year ending December 31, 2003, but in no event later than June 1, 2004; provided, however, that any representation or warranty that would otherwise terminate will continue to survive, with respect to such claim only, if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Section 5 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 6.


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            Section 8. Dispute Resolution.

               (a) If any dispute or difference of any kind whatsoever shall arise between the parties in connection with, arising out of or relating to this Agreement (including any schedule or exhibit hereto), or the breach, termination or validity thereof (a "Dispute"), the parties shall attempt to settle such Dispute in the first instance by mutual discussions. For the purpose of this Section 8, PEI and its Subsidiaries and Affiliates shall act and be treated as one party, and Claxson and its Subsidiaries and Affiliates shall act and be treated as one party. Within ten (10) business days of the receipt by a party of a notice of the existence of a Dispute ("Notice"), the receiving party shall submit a written response to the other party ("Response"). Both the Notice and the Response shall include (i) a statement of each party's position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that party in attempting to resolve the Dispute pursuant to this Section 8(a). Within five (5) business days of receipt of the Response, the designated executives shall meet and attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such negotiations shall be admissible for any purpose in any subsequent proceedings. If any Dispute is not resolved for any reason within twenty (20) days of receipt of the Response (or within such longer period as to which the parties have agreed in writing), then, on the request of any party the Dispute shall be submitted to arbitration in accordance with Sections 8(b)-(e) herein.

               (b) Any Dispute not timely resolved in accordance with Section 8(a) shall be finally and exclusively settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") then in effect (the "Rules"), except as modified herein. The arbitration shall be held in Los Angeles, California. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

               (c) If the Dispute (including claims and counterclaims) is for less than $5 million, there shall be one arbitrator. The parties shall have fifteen (15) days from the receipt by the respondent of the demand for arbitration to agree on an arbitrator. If the parties fail to timely agree, on the request of any party such arbitrator shall be appointed by the AAA in accordance with the Rules and the procedures set forth herein. If the Dispute (including claims and counterclaims) is for more than $5 million, there shall be three neutral and impartial arbitrators of whom the claimant and the respondent shall each appoint one, within fifteen (15) days of the receipt by respondent of a copy of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as presiding arbitrator, such selection to be made within twenty (20) days of the selection of the second arbitrator. If any arbitrator is not appointed within the time limits set forth herein, such arbitrator(s) shall be appointed by the AAA in accordance with the Rules and the procedures set forth herein. There shall be no restriction on the nationality of any arbitrator. Any arbitrator appointed by the AAA shall be either a retired judge with experience in international commercial cases or a practicing attorney with at least 15 years experience with large commercial cases and experience as an international arbitrator. The AAA shall send simultaneously to each party an identical list of at least nine arbitrator candidates, and each party shall be permitted to strike two names from the list, rank the remaining arbitrators in order of preference and return the list to the AAA within ten (10) days of the transmittal date. If a party does not return the list within the time specified, all persons named therein shall be considered acceptable. From among the persons who remain on both lists and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve. There shall be no restrictions on the nationality of any arbitrator.

               (d) The hearing on the merits shall be held as expeditiously as possible, if practicable no later than four months after the appointment of a single arbitrator or five months after the appointment of the third arbitrator, as applicable. The hearing shall, if practicable, last no longer than ten days, which shall be consecutive, if possible. The award, which shall be in writing and shall briefly and concisely state the findings of fact and conclusions of law on which it is based, shall be rendered, if practicable, within twenty (20) days of the close of the hearing. In rendering an award, the arbitrator(s) shall be required to follow the law of the State of New York. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator(s) shall have the authority to award the costs of the arbitration (including attorneys' fees and expenses) to the prevailing party. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof. Any costs or fees (including attorney's fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

               (e) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

            Section 9. Maintenance of Books and Records.

            Within thirty (30) days after the consummation of the Restructuring, Claxson shall cause all of the Books and Records relating to PTVI and its Subsidiaries and their businesses, properties and assets held by Claxson or its Subsidiaries or Affiliates to be transferred to PEGI. Each of the parties hereto shall preserve, and shall cause its Subsidiaries and Affiliates to preserve, until at least June 1, 2004, all pre-Restructuring records possessed or to be possessed by such party relating to PTVI and its business, properties and assets (provided that the foregoing shall not abridge Claxson's obligation to transfer all Books and Records relating to PTVI and its Subsidiaries to PEGI within thirty (30) days after consummating the Restructuring).

            Section 10. Definitions.

            When used in this Agreement, the following terms shall have the meanings set forth below:

            "AAA" has the meaning set forth in Section 8(b).

            "Affiliate" means any Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with the specified Person. The term "control" (and "controlled" and "controlling," respectively), means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the specified Person (whether by Contract, the holding of shares or other Equity Interests, the possession of voting rights or otherwise).

            "Agreement" has the meaning set forth in the Preamble.

            "Amended Program Supply Agreement" means the Amended Program Supply Agreement, executed concurrently herewith and effective as of April 1, 2002, between PEGI and PTVLA with respect to the supply of programming for and the licensing of trademarks to PTVLA.

            "Books and Records" means, for any Person, all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, operating data and plans.

            "California Courts" has the meaning set forth in Section 11(g).

            "Carlton" has the meaning set forth in the Preamble.

            "Carlton and Carlyle Capital Contribution" has the meaning set forth in the Recitals.

            "Carlton Guaranty" means the Guaranty, dated as of December 28, 2000, by Carlton Investments LLC in favor of and for the benefit of PTVI, Playboy Enterprises International, Inc. and PEGI.

            "Carlyle" has the meaning set forth in the Preamble.

            "Carlyle Guaranty" means the Guaranty, dated as of December 28, 2000, by Carlyle Investments LLC in favor of and for the benefit of PTVI, Playboy Enterprises International, Inc. and PEGI.

            "Cap" has the meaning set forth in Section 5(a)(ii).

            "Cisneros Group" means (i) Gustavo A. Cisneros, Ricardo J. Cisneros, their respective wives and direct descendants or any entity, including trusts, in which Gustavo A. Cisneros and/or Ricardo J. Cisneros or their respective wives and direct descendants hold, directly or indirectly, at least 50.1% of the economic benefit or the total shares, participations or interests in (however designated) corporate stock, partnership interests, limited liability company interests, or any equivalents thereof of such entity, and which is controlled, directly or indirectly, by any of such persons; or (ii) any entity, including trusts, which is controlled, directly or indirectly, by any of Gustavo A. Cisneros and/or Ricardo J. Cisneros or their respective wives and direct descendants.

            "Claim Notice" has the meaning set forth in Section 6(a).

            "Claxson" has the meaning set forth in the Preamble.

            "Claxson Claims" has the meaning set forth in Section 5(d)(i).

            "Claxson Indemnified Parties" has the meaning set forth in
Section 5(b).

            "Claxson Released Parties" has the meaning set forth in
Section 5(d)(ii).

            "Claxson Releasing Parties" has the meaning set forth in
Section 5(d)(i).

            "Contract" means any agreement, lease, license, evidence of indebtedness, indenture, security agreement or other contract (whether written or oral).

            "Co-Sale Agreement" has the meaning set forth in Section 2(d).

            "Dispute" has the meaning set forth in Section 8(a).

            "Encumbrances" has the meaning set forth in Section 2(d).

            "Equity Interest" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, rights to acquire, or interests in (however designated) corporate stock, partnership interests, limited liability company interests, trusts or any equivalents thereof, including, without limitation, any security which is convertible into or exercisable for such stock or interests.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Governmental Entity" means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, provincial, local, county, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency branch, department, official or entity and any court or other tribunal), (d) multi-national organization or body, or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

            "Indemnifiable Losses" has the meaning set forth in
Section 5(a)(ii).

            "Indemnified Party" has the meaning set forth in Section 6(a).

            "Indemnifying Party" has the meaning set forth in Section 6(a).

            "Indemnity Notice" has the meaning set forth in Section 6(b).

            "Investors' Rights Agreement" has the meaning set forth in
Section 2(d).

            "Liabilities" means all liabilities, obligations or indebtedness (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

            "Lifford" has the meaning set forth in the Preamble.

            "Losses" means any and all claims, Liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation, defense or settlement of any of the same or in asserting any rights hereunder.

            "March Balance Sheet" means the consolidated balance sheet of PTVI and its Subsidiaries as of March 31, 2002 attached as Exhibit D hereto.

            "Notice" has the meaning set forth in Section 8(a).

            "PEGI" has the meaning set forth in the Preamble.

            "PEI" has the meaning set forth in the Preamble.

            "PEII" has the meaning set forth in the Preamble.

            "PEI Claims" has the meaning set forth in Section 5(d)(ii).

            "PEI Indemnified Parties" has the meaning set forth in Section 5(a)(i).

            "PEI Released Parties" has the meaning set forth in Section
5(d)(i).

            "PEI Releasing Parties" has the meaning set forth in Section
5(d)(ii).

            "Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

            "Playboy.com" has the meaning set forth in the Recitals.

            "Playboy.com Interest" has the meaning set forth in the Recitals.

            "PTVI" has the meaning set forth in the Preamble.

            "PTVI Interest" has the meaning set forth in the Recitals.

            "PTVI Operating Agreement" means the Operating Agreement for PTVI, dated as of August 31, 1999, by and between PEGI and VSI, as amended by the First Amendment thereto, dated as of September 24, 1999, by and between PEGI and VSI, and the Second Amendment to Operating Agreement, Release of Guaranty and Consent to Transfer for PTVI, dated as of December 28, 2000, by and among PEI, Playboy Enterprises International, Inc., a Delaware corporation ("PEII"), VSI, Hampstead Management Company, Ltd., a British Virgin Islands corporation, Carlton and Carlyle.

            "PTVI Payment Obligation" means PTVI's obligation to make additional library license and programming output payments pursuant to the PTVI Program Supply Agreement to PEGI in the amount of $57.5 million through September 2004.

            "PTVI Program Supply Agreement" means the Program Supply Agreement, dated as of August 31, 1999, by and among PEGI, PTVI and PTV U.S., LLC, a Delaware limited liability company.

            "PTVI Trademark License Agreement" means the Trademark License Agreement, dated as of August 31, 1999, by and among Playboy Enterprises International, Inc. and PTVI.

            "PTVLA" means Playboy TV - Latin America, LLC, a California limited liability company.

            "PTVLA Operating Agreement" means the Second Amended and Restated Operating Agreement for PTVLA, effective as of April 1, 2002, by and between PEGI and Lifford.

            "Response" has the meaning set forth in Section 8(a).

            "Restructuring" has the meaning set forth in the Recitals.

            "Restructuring Agreements" means those agreements set forth on Exhibit C hereto.

            "Rules" has the meaning set forth in Section 8(b).

            "September Balance Sheet" means the consolidated balance sheet of PTVI and its Subsidiaries as of September 30, 2002, attached as Exhibit E hereto.

            "Subsidiary" means, with respect to any Person at any time, any corporation, partnership, limited liability company or other entity, a majority of the Equity Interests of which shall, at the time as of which any determination is made, be owned, controlled or held by such Person either directly or through Subsidiaries of such Person.

            "Third Party Claim" has the meaning set forth in Section 6(a).

            "Transfer" or "Transferred" have the meaning given them in the PTVLA Operating Agreement.

            "Venus Contribution Agreement" means the Venus Contribution Agreement, dated as of December 23, 2002, by and between Claxson, Lifford, PTVLA and PEGI.

            "VSI" has the meaning set forth in the Preamble.

            Section 11. Miscellaneous Provisions.

               (a) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of each of the parties hereto.

               (b) Notices. All notices, requests, demands and other communications required or permitted shall be made in writing by hand-delivery, telecopier (with written confirmation) or air courier guaranteeing overnight delivery:

                   if to PEI or PEII, to:

                   Playboy Enterprises, Inc.
                   Attention:  General Counsel
                   680 North Lake Shore Drive
                   Chicago, IL 60611
                   United States of America
                   Fax Number:  (312) 266-2042

                   with a copy to:

                   Rodd M. Schreiber
                   Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. Wacker Drive
                   Suite 2100
                   Chicago, IL  60606
                   United States of America
                   Fax Number:  (312) 407-0411

                   if to PEGI or PTVI, to:

                   Playboy Entertainment Group, Inc.
                   Attention:  President
                   2706 Media Center Dr.
                   Los Angeles, CA  90065
                   United States of America
                   Fax Number:  (323) 276-4500
                   with a copy to:

                   Playboy Enterprises, Inc.
                   Attention:  General Counsel
                   680 North Lake Shore Drive
                   United States of America
                   Fax Number:  (312) 266-2042

                   if to Claxson, Carlyle, Carlton or Lifford, to:

                   Claxson Interactive Group Inc.
                   Attention: Chairman and Chief Executive Officer 404 Washington Avenue, 8th Floor
                   Miami Beach, Florida  33139
                   United States of America
                   Fax Number:  (305) 894-3601

                   With a copy to:

                   Claxson Interactive Group Inc.
                   Attention:  General Counsel
                   404 Washington Avenue, 8th Floor
                   Miami Beach, Florida 33139
                   United States of America
                   Fax Number: (305) 894-4803

                   with a copy to:

                   L. Kevin O'Mara
                   Clifford Chance US LLP
                   200 Park Avenue
                   New York, New York 10166
                   United States of America
                   Fax Number: (212) 878-8375

or to such other address or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

            All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

               (c) Post-Restructuring Cooperation. In case at any time after the consummation of the Restructuring any further action is necessary, proper or advisable to carry out the purposes of this Agreement or any other Restructuring Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its Subsidiaries or Affiliates and their respective proper officers or directors to take, all such necessary, proper or advisable actions.

               (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

               (e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of each of the other parties hereto.

               (f) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

               (g) Jurisdiction and Venue. SUBJECT TO SECTION 8 HEREIN, EACH OF PEI, PEII, PEGI, CLAXSON, CARLYLE, CARLTON, LIFFORD AND PTVI HEREBY IRREVOCABLY AGREE THAT ANY ACTION OR PROCEEDING TO COMPEL ARBITRATION, IN AID OF ARBITRATION, OR FOR PRELIMINARY RELIEF IN AID OF ARBITRATION, TO PREVENT IRREPARABLE HARM OR TO PRESERVE THE STATUS QUO PENDING THE APPOINTMENT OF AN ARBITRAL TRIBUNAL, SHALL BE HEARD AND DETERMINED ONLY IN A CALIFORNIA STATE COURT SITTING IN THE CITY OF LOS ANGELES OR, TO THE EXTENT PERMITTED BY LAW, IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES (THE "CALIFORNIA COURTS"), AND EACH OF PEI, PEII, PEGI, CLAXSON, CARLYLE, CARLTON, LIFFORD AND PTVI HEREBY AGREE NOT TO BRING AN ACTION IN ANY OTHER COURT, EXCEPT THAT AN ACTION TO ENFORCE A FINAL ARBITRAL AWARD MAY BE ENFORCED IN ANY COURT HAVING JURISDICTION. EACH OF PEI, PEII, PEGI, CLAXSON, CARLYLE, CARLTON, LIFFORD AND PTVI HEREBY IRREVOCABLY SUBMIT TO AND ACCEPT THE JURISDICTION OF THE CALIFORNIA COURTS, AND EACH OF PEI, PEII, PEGI, CLAXSON, CARLYLE, CARLTON, LIFFORD AND PTVI HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OR OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY DEFENSE OR OBJECTION TO VENUE BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE MAINTENANCE OF ANY ACTION IN SUCH JURISDICTIONS. EACH OF PEI, PEII, PEGI, CLAXSON, CARLYLE, CARLTON, LIFFORD AND PTVI HEREBY

IRREVOCABLY AGREE THAT THE SUMMONS AND COMPLAINT OR ANY OTHER PROCESS IN ANY ACTION MAY BE SERVED BY MAILING (USING CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID RETURN RECEIPT REQUESTED) TO THE NOTICE ADDRESS FOR SUCH PARTY SPECIFIED ABOVE OR BY HAND DELIVERY TO A PERSON OF SUITABLE AGE AND DISCRETION AT SUCH ADDRESS.

               (h) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (i) Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

               (j) Entire Agreement. This Agreement and the other
Restructuring Agreements set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, relating to the subject matter hereof and thereof.

               (k) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by a party of any covenants or agreements contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

               (l) Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                                                                 EXECUTION COPY


                  IN WITNESS WHEREOF, PEI, PEII, PEGI, Claxson, Carlyle, Carlton, Lifford and PTVI have executed this Agreement effective as of the date and year first above written.



                             PLAYBOY ENTERPRISES, INC.


                             By:______________________________
                             Name: ___________________________
                             Title: ____________________________



                             PLAYBOY ENTERPRISES
                                INTERNATIONAL, INC.


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________



                             PLAYBOY ENTERTAINMENT
                                GROUP, INC.


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________

                             CLAXSON INTERACTIVE GROUP INC.


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________



                             CARLYLE INVESTMENTS LLC


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________



                             CARLTON INVESTMENTS LLC


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________



                             LIFFORD INTERNATIONAL CO. LTD. (BVI)


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________



                             PLAYBOY TV INTERNATIONAL, LLC


                             By:______________________________
                             Name: ___________________________
                             Title: __________________________

                                                                      Exhibit A
                                                                      ---------


                        TRANSFER OF MEMBERSHIP INTERESTS

            Pursuant to that certain Transfer Agreement, dated as of December 23, 2002, by and among Playboy Enterprises, Inc., a Delaware corporation ("PEI"), Playboy Enterprises International, Inc., a Delaware corporation ("PEII"), Playboy Entertainment Group, Inc., a Delaware corporation ("PEGI"), Claxson Interactive Group Inc., a British Virgin Islands corporation ("Claxson"), Carlyle Investments LLC, a Delaware limited liability company ("Carlyle"), Carlton Investments LLC, a Delaware limited liability company ("Carlton", and together with Carlyle, "Carlyle and Carlton") (each in its own right and as a successor in interest to 50% of the assets of Victoria Springs Investments Ltd., a British Virgin Islands corporation ("VSI")), Lifford International Co. Ltd. (BVI), a British Virgin Islands corporation ("Lifford"), and Playboy TV International, LLC, a Delaware limited liability company ("PTVI"), the undersigned hereby agree that for good and valuable consideration, the sufficiency of which is hereby acknowledged, Carlyle and Carlton hereby assign, transfer and convey their entire membership interest in PTVI, representing 80.1% of the entire membership interests of PTVI, to PTVI, which hereby accepts such assignment, transfer and conveyance.

            IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Transfer of Membership Interests as of December 23, 2002.

                                            CARLYLE INVESTMENTS LLC


                                            By:____________________________
                                            Name:
                                            Title:


                                            CARLTON INVESTMENTS LLC


                                            By:____________________________
                                            Name:
                                            Title:


                                            PLAYBOY TV INTERNATIONAL, LLC


                                            By:____________________________
                                            Name:
                                            Title:

                                                                      Exhibit B
                                                                      ---------

                                   STOCK POWER


            FOR VALUE RECEIVED, the undersigned does hereby assign, transfer and convey to Playboy Enterprises, Inc., a Delaware corporation, 728,112 Shares of Series A Preferred Stock of Playboy.com, Inc., a Delaware corporation, represented by Certificate No. PA-1 (the "Stock"), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint _______________ as the undersigned's true and lawful attorney, for it and in its name and stead, to assign, transfer and convey all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment, transfer and conveyance thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.


Dated:  _____________________


                                            LIFFORD INTERNATIONAL CO. LTD. (BVI)


                                            By: ___________________________
                                                Name:
                                                Title:

                                                                     Exhibit C
                                                                     ---------


                      Schedule of Restructuring Agreement
                      -----------------------------------


                              [SCHEDULE OMITTED]

                                                                      Exhibit D
                                                                      ---------


                               March Balance Sheet
                               -------------------

                               [CHART OMITTED]

                                                                      Exhibit E
                                                                      ---------


                             September Balance Sheet
                             -----------------------

                               [CHART OMITTED]







                                       E-1